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                                                                    EXHIBIT 4.08

                          STATEMENT OF DESIGNATION
                                       OF
                       $3.50 CONVERTIBLE PREFERRED SHARES
                                       OF
                     CRESCENT REAL ESTATE EQUITIES COMPANY

     The undersigned, the President and Chief Executive Officer of Crescent Real Estate Equities Company, a real estate investment trust organized and existing under the Texas Real Estate Investment Trust Act, as amended (the "Company"), certifies that pursuant to the authority granted to and vested in the Board of Trust Managers of the Company by the provisions of the Restated Declaration of Trust of the Company, the Board of Trust Managers, acting through an authorized committee thereof, has adopted the following resolution designating a new series of preferred shares of beneficial interest of the Company.

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Trust Managers of the Company by the provisions of the Restated Declaration of Trust of the Company, the Board of Trust Managers, acting through an authorized committee thereof, hereby designates 2,070,000 $3.50 Convertible Preferred Shares of beneficial interest, $.01 par value per share (Liquidation Preference $50.00 Per Share) (the "$3.50 Preferred Shares"), and authorizes the issuance thereof, and hereby fixes the designation and number thereof and the voting powers, preferences and relative, participating, optional and other special rights of such shares, and the qualifications, limitations or restrictions thereto as follows:

         Section 1. Amount. The maximum number of $3.50 Preferred Shares shall be 2,070,000.

         Section 2. Rank. All $3.50 Preferred Shares shall rank prior, both as to payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to all of the Company's now or hereafter issued Common Shares. The term "Common Shares" shall mean the common shares of beneficial interest, $.01 par value per share, of the Company as the same exists at the date hereof or as such shares may be constituted from time to time.

         Section 3. Distributions. The holders of $3.50 Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trust Managers of the Company out of funds of the Company at the time legally available therefor, distributions at the annual rate of $3.50 per share, or 7% of the liquidation preference of $50.00 per share, and no more, which shall be fully cumulative, shall accrue without interest from the date of first issuance and shall be payable in cash quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing ____________ (except that if any such date is a Saturday, Sunday or legal holiday, then such distribution shall be payable on the next succeeding day that is not a Saturday, Sunday or legal holiday) to holders of record of $3.50 Preferred Shares on such record dates, not more than 60 nor less than 10 days preceding the payment dates for such distributions, as are fixed by the Board of

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Trust Managers. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York, New York or in Dallas, Texas. Subject to the next paragraph of this Section 3, distributions on account of arrears for any past distribution period may be declared and paid at any time, without reference to any regular distribution payment date. The amount of distributions payable per $3.50 Preferred Share for each quarterly distribution period, including the initial distribution period, shall be computed by dividing the annual amount by four. The amount of distributions payable for any period shorter than a full quarterly distribution period, other than the initial distribution period, shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of $3.50 Preferred Shares shall not be entitled to any distribution, whether payment in cash, property or shares, in excess of the full cumulative distributions on such shares of $3.50 Preferred Shares.

                    On each distribution payment date all distributions which shall have accrued on each $3.50 Preferred Share outstanding on such distribution payment date shall accumulate and be deemed to become "due" whether or not there shall be funds legally available for the payment thereof. Any distribution which shall not be paid on the distribution payment date on which it shall become due shall be deemed to be "past due" until such distribution shall be paid or until the $3.50 Preferred Share with respect to which such distribution became due shall no longer be outstanding, whichever is the earlier to occur. No interest, sum of money in lieu of interest, or other property or securities shall be payable in respect of any distribution payment or payments which are past due. Distributions paid on $3.50 Preferred Shares in an amount less than the total amount of such distributions at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                    No distributions, other than distributions payable solely in Common Shares or other shares of beneficial interest of the Company ranking junior as to distributions and as to liquidation rights to the $3.50 Preferred Shares which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Common Shares or other shares of beneficial interest of the Company ranking junior as to distributions and as to liquidation rights to the $3.50 Preferred Shares, shall be paid, or declared and set apart for payment, and no purchase, redemption or other acquisition shall be made by the Company of, any Common Shares or other shares of beneficial interest of the Company ranking junior as to distributions or as to liquidation rights to the $3.50 Preferred Shares (the "Junior Distribution Shares") unless and until all accrued and unpaid distributions on the $3.50 Preferred Shares, including the full distribution for the then current distribution period, shall have been paid or declared and set apart for payment and the Company is not in default in respect of the optional redemption of any $3.50 Preferred Shares.

                    No full distributions shall be paid or declared and set apart for payment on any class or series of the Company's shares of beneficial interest ranking, as to distributions, on a parity with the $3.50 Preferred Shares (the "Parity Distribution Shares") for any period unless full cumulative distributions have been, or contemporaneously are, paid or declared and set apart for such payment on the $3.50 Preferred Shares for all distribution payment periods terminating on or prior to the date of payment of such full cumulative



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distributions. No full distributions shall be paid or declared and set apart for payment on the $3.50 Preferred Shares for any period unless full cumulative distributions have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Distribution Shares for all distribution periods terminating on or prior to the date of payment of such full cumulative distributions. When distributions are not paid in full upon the $3.50 Preferred Shares and the Parity Distribution Shares, all distributions paid or declared and set aside for payment upon shares of $3.50 Preferred Shares and the Parity Distribution Shares shall be paid or declared and set aside for payment pro rata so that the amount of distributions paid or declared and set aside for payment per share on the $3.50 Preferred Shares and the Parity Distribution Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the shares of $3.50 Preferred Shares and the Parity Distribution Shares bear to each other.

                    The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

                    Any reference to "distribution" contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation dissolution or winding up of the Company, whether voluntary or involuntary.

         Section 4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of $3.50 Preferred Shares shall be entitled to receive out of the assets of the Company, whether such assets are stated capital or surplus of any nature, an amount equal to the distributions accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Shares or any other class or series of the Company's shares of beneficial interest ranking junior as to liquidation rights to the $3.50 Preferred Shares (the "Junior Liquidation Shares"). In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the $3.50 Preferred Shares and any other class or series of the Company's shares of beneficial interest having parity as to liquidation rights with the $3.50 Preferred Shares (the "Parity Liquidation Shares"), the holders of the $3.50 Preferred Shares and the holders of the Parity Liquidation Shares shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the $3.50 Preferred Shares, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Company. Neither a merger, consolidation, or other business combination of the Company with or into another company or other entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Company for purposes of this Section 4 (unless in connection therewith the liquidation of the Company is specifically approved).




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                    The holder of any $3.50 Preferred Shares shall not be
entitled to receive any payment owed for such shares under this Section 4 until such holder shall cause to be delivered to the Company (i) the certificate(s) representing such $3.50 Preferred Shares and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such $3.50 Preferred Shares to the Company free of any adverse interest. As in the case of the Redemption Price referred to below, no interest shall accrue on any payment upon liquidation after the due date thereof.

         Section 5. Redemption at Option of the Company. Except as otherwise provided in this Section 5, the Company may not redeem the $3.50 Preferred Shares prior to March 15, 1999. The Company, at its option, may at any time on and after March 15, 1999 redeem for Common Shares the $3.50 Preferred Shares, in whole or from time to time in part, on any date set by the Board of Trust Managers, at the following redemption prices if redeemed during the twelve-month period beginning March 15 of the year specified below:

                 Year                               Price Per Share
                 ----                               ---------------
                 1999                                   $52.45
                 2000                                   $52.10
                 2001                                   $51.75
                 2002                                   $51.40
                 2003                                   $51.05
                 2004                                   $50.70
                 2005                                   $50.35

and thereafter at $50.00 per share, plus, in each case, an amount equal to all distributions on such $3.50 Preferred Shares accrued and unpaid thereon, whether or not declared or due, to the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price" (subject to the right of the holder of record of $3.50 Preferred Shares on a record date for the payment of a distribution on the $3.50 Preferred Shares to receive the distribution due on such $3.50 Preferred Shares on the corresponding distribution payment date). Except as provided in Section 6 hereof, at no time shall the $3.50 Preferred Shares be redeemable for cash.

                    Prior to March 15, 1999, the $3.50 Preferred Shares may be redeemed at the option of the Company, in whole or from time to time in part, at a redemption price of $52.80 per $3.50 Preferred Share, plus an amount equal to all distributions on such $3.50 Preferred Shares accrued and unpaid thereon, whether or not declared or due, to the date fixed for redemption, if the Board of Trust Managers determines that such a redemption is necessary or advisable to preserve the status of the Company as a REIT for federal income tax purposes, subject to the provisions below.

                    The Company shall issue in payment of the Redemption Price for each share of $3.50 Preferred Shares to be redeemed such number of Common Shares as equals (x) the then-current Redemption Price of the $3.50 Preferred Shares, divided by (y) the market price (the "Market Price") of the Common Shares. The Market Price shall be equal to the lower of (i) the average of the daily closing prices of the Common Shares for the 20 consecutive




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trading days immediately preceding the first business day immediately preceding the date of the applicable redemption notice, or (ii) the closing price of the Common Shares on the trading day immediately preceding the first business day immediately preceding the date of the applicable redemption notice. The "closing price" for each day shall be the last reported sales price on the New York Stock Exchange (the "NYSE"). If the Common Shares are not traded on the NYSE, the "closing price" for each day shall be the last reported sales price or, in case no such reported sales take place on such day, the average of the closing bid and asked prices for such day, in each case as reported by the national exchange on which the Common Shares is traded. If the shares of Common Shares are neither quoted by the Nasdaq National Market nor listed on any national exchange, the determination of Market Price shall be determined in good faith by the Board of Trust Managers of the Company or, if such determination cannot be made, by a nationally recognized independent investment banking firm selected in good faith by the Board of Trust Managers of the Company. For the purposes of this Section 5, trading day shall mean a day on which the securities exchange specified for purposes of this Section 5 shall be open for business or, if the Common Shares shall not be listed on such exchange for such period, a day with respect to which quotations of the character referred to in the next preceding sentence shall be reported. In lieu of any fractional Common Share which would otherwise be issued upon any redemption of $3.50 Preferred Shares, the Company shall pay a cash adjustment in respect of such fractional interest in an amount in cash (computed to the nearest cent) equal to the Market Price multiplied by the fractional interest that otherwise would have been deliverable upon such redemption of such $3.50 Preferred Shares.

                    In case of the redemption of less than all of the then outstanding $3.50 Preferred Shares, the $3.50 Preferred Shares to be redeemed shall be redeemed pro rata or by lot or in such other manner as the Board of Trust Managers may determine. In the event that such redemption is to be by lot, if as a result of such redemption any holder of $3.50 Preferred Shares would own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as specified in the Restated Declaration of Trust, in excess of 9.9% of the $3.50 Preferred Shares issued and outstanding because such holder's $3.50 Preferred Shares were not redeemed, or were only redeemed in part, then the Company will redeem the requisite number of $3.50 Preferred Shares of such shareholder such that he will not own, or be deemed to own by virtue of certain attribution provisions of the Code, as specified in the Restated Declaration of Trust in excess of 9.9% of $3.50 Preferred Shares issued and outstanding subsequent to such redemption.

                    Notwithstanding the foregoing, the Company shall not redeem less than all of the $3.50 Preferred Shares at any time outstanding until all distributions accrued and in arrears upon all $3.50 Preferred Shares then outstanding shall have been paid for the current and all past distribution periods unless the Board of Trust Managers determines that such redemption is necessary or advisable to preserve the status of the Company as a REIT for federal income tax purposes.

                    Not more than 60 nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to each holder of record of the $3.50 Preferred Shares to be redeemed, at such holder's address as it shall appear upon the stock



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transfer books of the Company. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the certificate(s) evidencing the $3.50 Preferred Shares to be redeemed, that on and after the redemption date, distributions will cease to accrue on such shares, the then effective conversion price pursuant to Section 7 and that the right of holders to convert shall terminate at the close of business on the date immediately prior to the redemption date (unless the Company defaults in the payment of the Redemption Price).

                    Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the $3.50 Preferred Shares receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other $3.50 Preferred Shares. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price as herein provided. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, Common Shares and funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered the distributions with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be holders of $3.50 Preferred Shares, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive payment of the Redemption Price as herein provided without interest upon surrender of their certificates therefor) shall terminate. At the close of business on the redemption date, each holder of $3.50 Preferred Shares so redeemed (unless the Company defaults on its obligations to deliver shares of Common Shares or cash) shall be, without any further action, deemed a holder of the number of Common Shares for which such $3.50 Preferred Shares is redeemable.

                    The $3.50 Preferred Shares shall not be subject to the operation of any purchase, retirement, mandatory redemption or sinking fund.

                    The holder of any $3.50 Preferred Shares redeemed upon any exercise of the Company's redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such $3.50 Preferred Shares redeemed and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such $3.50 Preferred Shares to the Company free of any adverse interest. No interest shall accrue on the Redemption Price of any $3.50 Preferred Share after its redemption date.

                    All Common Shares which may be delivered upon redemption of the $3.50 Preferred Shares will upon delivery be duly and validly issued and fully paid and


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non-assessable, free of all liens and charges and not subject to any preemptive rights, and prior to giving any notice of redemption the Company shall take any corporate action necessary therefor.

                    In the event that any $3.50 Preferred Shares shall be converted into Common Shares pursuant to Section 7, then (i) the Company shall not have the right to redeem such shares and (ii) Common Shares and any funds which shall have been deposited for the payment of the Redemption Price for such $3.50 Preferred Shares shall be returned to the Company immediately after such conversion (subject to declared distributions payable to holders of $3.50 Preferred Shares on the record date for such distributions being so payable, to the extent set forth in Section 7 hereof, regardless of whether such shares are converted subsequent to such record date and prior to the related distribution payment date).

         Section 6. Mandatory Disposition Pursuant to Gaming Laws. If a record or beneficial owner of $3.50 Preferred Shares is required by the Nevada Gaming Commission, the Nevada State Gaming Control Board or any agency of any state, county, city or other political subdivision which has, or may at any time after the date of this Statement of Designation have, any jurisdiction over all or any portion of the gaming activities of the Company or any of its subsidiaries or any successor to such authority ("Gaming Authority") to be found suitable, such record or beneficial owner shall apply for a finding of suitability within 30 days after requests of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, (i) the record or beneficial owner shall, upon request of the Company, dispose of such owner's $3.50 Preferred Shares within 30 days or within that time prescribed by such Gaming Authority, whichever is earlier, or (ii) the Company may, at its option, redeem each of such owner's $3.50 Preferred Shares (or Common Shares after conversion) at the lesser of (x) the amount per Common Share that would be (or was) obtained upon conversion of the $3.50 Preferred Shares at the Conversion Price (as defined in Section 7(d)) or (y) the price at which such $3.50 Preferred Shares were acquired by such owner, together with, in either case, accrued and unpaid distributions to the date of the finding of unsuitability by such Gaming Authority. The Company shall have the right to pay the Redemption Price for any redemption pursuant to this Section 6 in cash.

         Section 7. Conversion Privilege.

                    (a) Right of Conversion. Subject to and upon compliance with the provisions of this Section 7, each $3.50 Preferred Share shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the date fixed for such redemption, unless the Company shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable Common Shares (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $50.00 by the Conversion Price in effect at such time and by surrender of such share so to be converted in the manner provided in Section 7(b).

                    (b) Manner of Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of one or more $3.50 Preferred Shares to be


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converted shall surrender such shares at any of the offices or agencies to be maintained for such purpose by the Company accompanied by the funds, if any, required by the last paragraph of this Section 7(b) and shall give written notice of conversion in the form provided on such $3.50 Preferred Shares (or such other notice as is acceptable to the Company) to the Company at such office or agency that the holder elects to convert the $3.50 Preferred Shares specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for Common Shares which shall be issuable in such conversion shall be issued. Each $3.50 Preferred Share surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share is registered, be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or his duly authorized attorney and an amount sufficient to pay any transfer or similar tax. As promptly as practicable after the surrender of such $3.50 Preferred Shares and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Company shall issue and shall deliver at such office or agency to such holder, or on his written order a certificate or certificates for the number of full Common Shares issuable upon the conversion of such $3.50 Preferred Share in accordance with the provisions of this Section 7 and a check or cash in respect of any fractional interest in a Common Share arising upon such conversion, as provided in Section 7(c).

                    Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such $3.50 Preferred Shares shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such $3.50 Preferred Shares shall have been surrendered and such notice received by the Company.

                    Any $3.50 Preferred Shares surrendered for conversion during the period from the close of business on the record date for any distribution payment to the opening of business on the related distribution payment date shall (unless such $3.50 Preferred Shares shall have been called for redemption on a date in such period) be accompanied by payment, in funds acceptable to the Company, of an amount equal to the distribution otherwise payable on such distribution payment date; provided, however, that no such payment need be made if there shall exist at the time of conversion a default in the payment of distributions on the $3.50 Preferred Shares. An amount equal to such payment shall be paid by the Company on such distribution payment date to the holder of such $3.50 Preferred Shares at the close of business on such record date; provided, however, that if the Company shall default in the payment of distributions on such distribution payment date, such amount shall be paid to the person who made such required payment. Except as provided for above in this Section, no adjustment shall



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be made for distributions accrued on any $3.50 Preferred Shares converted or for distributions on any shares issued upon the conversion of such shares as provided in this Section.

                    (c) Cash Payments in Lieu of Fractional Shares. No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of $3.50 Preferred Shares. If more than one share of $3.50 Preferred Shares shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate of $50.00 for each such share so surrendered. In lieu of any fractional interest in a Common Share which would otherwise be deliverable upon the conversion of any $3.50 Preferred Share, the Company shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price (as defined in Section 5 hereof) on the business day next preceding the day of conversion multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

                    (d) Adjustment of Conversion Price. The Conversion Price shall mean and be $32.94, subject to adjustment from time to time by the Company as follows:

                        (i) In case the Company shall (A) make a distribution on its Common Shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares, or (D) issue by reclassification of its Common Shares any shares of beneficial interest of the Company, then in each such case the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any $3.50 Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares or other shares of beneficial interest of the Company which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date, in the case of a distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any $3.50 Preferred Share thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of shares of beneficial interest or Common Shares and other shares of beneficial interest of the Company, the Board of Trust Managers (whose determination shall be conclusive and shall be described in a statement filed by the Company with the stock transfer or conversion agent, as appropriate) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of shares of beneficial interest or Common Shares and other shares of beneficial interest.

                        (ii) In case the Company shall issue rights or warrants to all holders of its outstanding Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than the current market price per share (as determined pursuant to subsection (iv) of this Section 7(d)) of the Common Shares (other than pursuant to any stock option, restricted shares or other incentive or benefit plan or stock ownership or purchase plan for the



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
 benefit of employees, trust managers or officers or any distribution reinvestment plan of the Company in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction on which the numerator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants (immediately prior to such issuance) plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price, and of which the denominator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants (immediately prior to such issuance) plus the number of additional Common Shares offered for subscription or purchase. Such adjustment shall be made successively whenever any rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; provided, however, in the event that all the Common Shares offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of Common Shares actually delivered upon the exercise of such rights or warrants rather than upon the number of Common Shares offered for subscription or purchase. In determining whether any rights or warrants entitle the holders to subscribe for or purchase Common Shares at less than such current market price, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Company for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Trust Managers (whose determination shall be conclusive and shall be described in a statement filed by the Company with the stock transfer or conversion agent, as appropriate).

                        (iii) In case the Company shall, by distribution or otherwise, distribute to all holders of its outstanding Common Shares or shares of beneficial interest (other than Common Shares), evidences of its indebtedness or assets (including securities and cash, but excluding any regular periodic cash distribution of the Company and distributions or distributions payable in shares for which adjustment is made pursuant to subsection (i) of this Section 7(d)) or rights or warrants to subscribe for or purchase securities of the Company (excluding those referred to in subsection (ii) of this Section 7(d)), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the current market price per share as determined pursuant to subsection (iv) of this Section 7(d) of the Common Shares less the fair market value on such record date (as determined by the Board of Trust Managers, whose determination shall be conclusive and shall be described in a statement filed by the Company with the stock transfer or conversion agent, as appropriate) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one Common Share or of such subscription rights or warrants applicable to one Common Share, and of which the denominator shall be such current market price per Common Share. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

                        (iv) For the purpose of any computation under subsections (ii) and (iii) of this Section 7(d), the current market price per Common Share on any date shall be deemed to be the average of the closing price (as defined in Section 5) for the shorter of (A) 30 consecutive trading days (as defined in Section 5) ending on the last full trading day prior to the Time of Determination or (B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (I) the record date for determining shareholders entitled to receive the rights, warrants or distributions referred to in Section 7(d)(ii) and (iii) or (II) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "closing price."

                        (v) In any case in which this Section 7(d) shall require that an adjustment be made immediately following a record date or an effective date the Company may elect to defer (but only until the filing by the Company with the stock transfer or conversion agent, as the case may be, of the certificate required by subsection (vii) of this Section 7(d)) issuing to the holder of any $3.50 Preferred Share converted after such record date or effective date the Common Shares issuable upon such conversion over and above the Common Shares issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of a fractional share.

                        (vi) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least one percent of such price; provided, however, that any adjustments which by reason of this subsection (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7(d) shall be made to the nearest cent or to the nearest 1/1000th of a share, as the case may be. Anything in this Section 7(d) to the contrary notwithstanding, the Company shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 7(d), as it in its discretion shall determine to be advisable in order that any shares distribution, subdivision of shares distribution of rights to purchase shares or securities, or distribution of securities convertible into or exchangeable for shares hereafter made by the Company to its shareholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and (iii) above, the Conversion Price shall not be adjusted for the issuance of Common Shares, or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

                        (vii) Whenever the Conversion Price is adjusted as herein provided, (A) the Company shall promptly file with the stock transfer or conversion agent, as appropriate, a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (B) the Company shall also mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of $3.50 Preferred Shares a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price. The stock transfer or conversion agent, as the case may be, shall not be under any duty or responsibility with respect to the certificate required by this subsection (vii) except to exhibit the same to any holder of $3.50 Preferred Shares who requests to inspect it.

                        (viii) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of this Section 7(d), the holder of any $3.50 Preferred Share thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than Common Shares, thereafter the Conversion Price of such other shares so receivable upon conversion of any $3.50 Preferred Share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Shares contained in this Section.

                        (ix) The Company from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Company shall mail to holders of record of $3.50 Preferred Shares a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

                    (e) Notice to Holders Prior to Certain Company Actions. In
Case:

                        (i) the Company shall take any action which would require an adjustment in the Conversion Price pursuant to Section 7(d); or

                        (ii) the Company shall authorize the granting to the holders of its Common Shares generally of rights or warrants to subscribe for or purchase any shares of any class or of any other rights; or

                        (iii) there shall be any reorganization or reclassification of the Common Shares (other than a subdivision or combination of the outstanding Common Shares and other than a change in the par value of the Common Shares), or any merger or consolidation to which the Company is a party or any statutory exchange of securities with another company and for which approval of any shareholders of the Company is required, or any sale or transfer of all or substantially all of the assets of the Company; or

                        (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such case the Company shall cause to be given to the holders of $3.50 Preferred Shares and the stock transfer or conversion agent, as appropriate, as promptly as possible, but in any event at least 20 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purchase of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, merger, consolidation, sale, transfer, statutory exchange, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, statutory exchange, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity or the proceedings described in subsection (i), (ii), (iii) or (iv) of this Section 7(e).

                    (f) Reservation of Common Shares. The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares or its issued Common Shares held in its treasury, or both, for the purpose of effecting conversions of $3.50 Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding $3.50 Preferred Shares not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of Common Shares deliverable upon conversion above the number thereof previously reserved and available therefor, the Company shall take all such action so required. For purposes of this Section 7(f), the number of Common Shares which shall be deliverable upon the conversion of all outstanding $3.50 Preferred Shares shall be computed as if at the time of computation all outstanding $3.50 Preferred Shares were held by a single holder.

                    Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the Common Shares deliverable upon conversion of the $3.50 Preferred Shares, the Company shall take any action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price.

                    (g) Transfer Taxes, Etc. The Company shall pay any and all documentary, stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of Common Shares upon conversions of $3.50 Preferred Shares pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Shares in a name other than that of the holder of the $3.50 Preferred Shares to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

                    (h) Merger or Consolidation or Sale of Assets. Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Company is a party (other than a merger or consolidation in which the Company is the continuing company and in which the Common Shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, or the securities or other property of another company), or in case of any sale or transfer to another company of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another company (other than in connection with a merger or acquisition), then lawful provision shall be made by the company formed by such consolidation or the company whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Common Shares immediately prior to the merger or consolidation, or the company which shall have acquired such assets or securities of the Company (collectively the "Formed, Surviving or Acquiring Company"), as the case may be, providing that the holder of each $3.50 Preferred Share then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale, transfer or statutory exchange by a holder of the number of Common Shares into which such $3.50 Preferred Share might have been converted immediately prior to such merger, consolidation, sale, transfer or statutory exchange assuming such holder of Common Shares did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale, transfer or statutory exchange (provided that, if the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale, transfer or statutory exchange is not the same for each Common Share in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this Section 7(h) the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale, transfer or statutory exchange for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Formed, Surviving or Acquiring Company, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions set forth in this Section 7(h) shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of beneficial interest or other securities or property thereafter deliverable on the conversion of the $3.50 Preferred Shares.

                    The above provisions of this Section 7(h) shall similarly apply to successive mergers, consolidations, sales, transfers or statutory exchanges.

                    (i) Covenant as to Common Shares. The Company covenants that all Common Shares which may be delivered upon conversions of $3.50 Preferred Shares will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                    The Company covenants that if any Common Shares to be provided for the purpose of conversion of $3.50 Preferred Shares hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be validly issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

                    The Company further covenants that if at any time the Common Shares shall be listed on the New York Stock Exchange or any other national securities exchange or the Nasdaq National Market, the Company will, if permitted by the rules of such exchange or market, list and keep listed so long as the Common Shares shall be so listed on such exchange or market, all Common Shares issuable upon conversion of the $3.50 Preferred Shares.

         Section 8. Voting Rights.

                    (a) General. The holders of $3.50 Preferred Shares shall not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of $3.50 Preferred Shares will have one vote for each share held. Any $3.50 Preferred Shares held by the Company or any entity controlled by the Company shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

                    (b) Default Voting Rights. Whenever distributions on the $3.50 Preferred Shares shall be in arrears in an amount equal to at least six quarterly distributions (whether or not consecutive), (i) the number of members of the Board of Trust Managers of that Company shall be increased by two, effective as of the time of election of such trust managers as hereinafter provided, and (ii) the holders of the $3.50 Preferred Shares (voting separately as a class with all other affected classes or series of Parity Distribution Shares upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional trust managers of the Company at any Meeting of shareholders of the Company at which trust managers are to be elected held during the period such distributions remain in arrears. The right of the holders of the $3.50 Preferred Shares to vote for such two additional trust managers shall terminate when all accrued and unpaid distributions on the $3.50 Preferred Shares have been declared and paid or set apart for payment. The term of office of all trust managers so elected shall terminate immediately upon the termination of the right of the holders of the $3.50 Preferred Shares and such Parity Distribution Shares to vote for such two additional trust managers.

                    The foregoing right of the holders of the $3.50 Preferred Shares with respect to the election of two trust managers may be exercised at any annual meeting of shareholders or at any special meeting of shareholders held for such purpose. If the right to elect trust managers shall have accrued to the holders of the $3.50 Preferred Shares more than 90 days preceding the date established for the next annual meeting of shareholders, the President of the Company shall, within 20 days after the delivery to the Company at its principal office of a written request for a special meeting signed by the holders of at least ten percent (10%) of the $3.50 Preferred Shares then outstanding, call a special meeting of the holders of the $3.50 Preferred Shares to be held within 60 days after the delivery of such request for the purpose of electing such additional trust managers.

                    The holders of the $3.50 Preferred Shares and any Parity Distribution Shares referred to above voting as a class shall have the right to remove without cause at any time and replace any trust managers such holders have elected pursuant to this Section 8.

                    (c) Class Voting Rights. So long as the $3.50 Preferred Shares are outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3 percent of all outstanding $3.50 Preferred Shares (unless the vote or consent of a greater percentage is required by applicable law or the Restated Declaration of Trust of the Company), voting separately as a class, (i) amend, alter or repeal (by merger, consolidation or otherwise) any provision of the Restated Declaration of Trust or the Amended and Restated Bylaws of the Company, as amended, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the $3.50 Preferred Shares, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of shares, or any security convertible into shares of such class or series, ranking prior to the $3.50 Preferred Shares in respect of the payment of distributions or upon liquidation, dissolution or winding-up of the Company, or (iii) effect any reclassification of the $3.50 Preferred Shares. A class vote on the part of the $3.50 Preferred Shares shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Company's Board of Trust Managers) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of shares that ranks junior to, or on a parity with, the $3.50 Preferred Shares in respect of the payment of distributions and upon liquidation, dissolution or winding-up of the Company; or (b) the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Company not convertible into or exchangeable, directly or indirectly, for shares ranking prior to the $3.50 Preferred Shares in respect of the payment of distributions or upon liquidation, dissolution or winding-up of the Company.

         Section 9. Outstanding Shares. For purposes of this Statement of Designations, all $3.50 Preferred Shares shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 5, all $3.50 Preferred Shares that have been so-called for redemption under Section 5 if Common Shares and funds necessary for payment of the redemption price have been irrevocably set apart, (ii) from the date of surrender of certificates representing $3.50 Preferred Shares, all $3.50 Preferred Shares converted into Common Shares; and
(iii) from the date of registration of transfer, all $3.50 Preferred Shares held of record by the Company or any subsidiary of the Company.

         Section 10. Status of Acquired Shares. $3.50 Preferred Shares redeemed by the Company, received upon conversion pursuant to Section 7 or otherwise acquired by the Company will be restored to the status of authorized and unissued preferred shares, without designation as to series, and may thereafter be issued, but not as $3.50 Preferred Shares.

         Section 11. Preemptive Rights. The $3.50 Preferred Shares are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

         Section 12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         Section 13. Adoption. This Statement of Designation was duly adopted by the Board of Trust Managers of the Company. Shareholder action was not required.

                                      * * *

         IN WITNESS WHEREOF, I hereby certify that I, Gerald W. Haddock, am the President and Chief Executive Officer of Crescent Real Estates Equities Company (the "Company") and that as such, I am authorized to execute and file with the County Clerk of Tarrant County, Texas this Statement of Designation (the "Statement of Designation") on behalf of the Company and I further certify on behalf of the Company that this Statement of Designation was authorized by the Board of Trust Managers by unanimous written consent dated as of ________, 1998 and is still in full force and effect as of the date hereof. I further certify that my signature to this document is my free act and deed, that to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under penalty of perjury.

                                CRESCENT REAL ESTATE EQUITIES COMPANY



                                -----------------------------------------------
                                Name:  Gerald W. Haddock
                                Title: President and Chief Executive Officer

         The undersigned, David M. Dean, the Senior Vice President, Law and Secretary of the Company, hereby certifies that Gerald W. Haddock is the President and Chief Executive Officer of the Company and that the signature set forth above is his genuine signature.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ____ day of June, 1998.


                                -----------------------------------------------
                                Name:  David M. Dean
                                Title: Senior Vice President, Law and Secretary

[Acknowledgment]